Exhibit 4.3

REGIONAL MANAGEMENT CORP.

RESTRICTED STOCK AWARD AGREEMENT

(INDUCEMENT GRANT)

THIS RESTRICTED STOCK AWARD AGREEMENT (INDUCEMENT GRANT) (the “Agreement”) is made effective as of the date set forth on the signature page hereto (hereinafter called the “Date of Grant”), between Regional Management Corp., a Delaware corporation (hereinafter called the “Company”), and the individual set forth on the signature page hereto (hereinafter called the “Grantee”).

This Award (as defined below) is granted to the Grantee pursuant to the inducement grant exception under NYSE Listed Company Manual Rule 303A.08 (and, for the avoidance of doubt, is not made pursuant to the Company’s 2024 Long-Term Incentive Plan (such plan, as it may be amended and/or restated, the “Plan”) and the share reserve thereunder or any other equity incentive plan of the Company) as a material inducement to the Grantee being hired by the Company. Notwithstanding that the Award is not granted under the Plan, subject to the terms and conditions of this Agreement, the Award will be governed by the terms and conditions set forth in the Plan as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference.

1.
Grant of Award.

The Company hereby grants to the Grantee a Restricted Stock Award for shares of Common Stock (the “Award”), subject to the terms and conditions of this Agreement, for the number of shares of Common Stock (the “Shares”) set forth on the signature page hereto, subject to adjustment as set forth in the Plan.

2.
Definitions.

Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan. In addition, for clarity, references to a “Participant” in the Plan shall refer to the Grantee unless the context otherwise requires.

(a)
Cause. “Cause” shall mean the Grantee’s termination of employment or service resulting from the Grantee’s (i) termination for “Cause” as defined under the Grantee’s employment, change in control, consulting, or other similar plan or agreement with or established by the Company or an Affiliate that is applicable to the Grantee, if any, or (ii) if the Grantee is not a participant in or has not entered into any such plan or agreement or, if any such plan or agreement does not define “Cause”, then “Cause” shall mean: (A) the Grantee’s engagement in misconduct which is materially injurious to the Company or its Affiliates, (B) the Grantee’s continued refusal to substantially perform his or her duties to the Company, (C) the Grantee’s repeated dishonesty in the performance of his or her duties to the Company, (D) the Grantee’s commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from, the Company or any of its Affiliates, (y) crime involving moral turpitude, or (z) offense that could result in a jail sentence of at least one year, or (E) the Grantee’s material breach of any confidentiality, non-solicitation, or non-competition covenant entered into between the Grantee and the Company. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive. Without in any way limiting the effect of the foregoing, for purposes of this

Agreement, the Grantee’s employment or service shall also be deemed to have terminated for Cause if, after the Grantee’s employment or service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a termination for Cause.
(b)
Good Reason. “Good Reason” shall mean (i) “Good Reason” as defined under the Grantee’s employment, change in control, consulting, or other similar plan or agreement with or established by the Company or an Affiliate that is applicable to the Grantee, if any, or (ii) if the Grantee is not a participant in or has not entered into any such plan or agreement or if any such plan or agreement does not define “Good Reason,” then the Grantee’s termination shall be for “Good Reason” if termination results due to any of the following without the Grantee’s consent: (A) with respect to Employees, a change caused by the Company in the Grantee’s duties and responsibilities which is materially inconsistent with the Grantee’s position at the Company, or a material reduction in the Grantee’s annual base salary (excluding any reduction in the Grantee’s salary that is part of a plan to reduce salaries of comparably situated employees of the Company generally); and (B) with respect to Directors in connection with a Change of Control, the Grantee’s ceasing to serve as a Director, or, if the Company is not the surviving Company in a Change of Control event, a member of the board of directors of the surviving entity, in either case, due to the Grantee’s failure to be nominated to serve as a director of such entity or the Grantee’s failure to be elected to serve as a director of such entity, but not due to the Grantee’s decision not to continue service on the Board of Directors of the Company or the board of directors of the surviving entity, as the case may be; provided that, in any case, notwithstanding anything to the contrary in the foregoing subparts (i) or (ii), the Grantee shall only have “Good Reason” to terminate employment or service following the applicable entity’s failure to remedy the act which is alleged to constitute “Good Reason” within thirty (30) days following such entity’s receipt of written notice from the Grantee specifying such act, so long as such notice is provided within sixty (60) days after such event has first occurred (or after the Grantee reasonably should have been aware of the first occurrence of such event). The determination of “Good Reason” shall be made by the Administrator and its determination shall be final and conclusive.
(c)
Qualifying Termination. “Qualifying Termination” shall mean termination of employment or service of the Grantee (i) as a result of the Grantee’s death or Disability, (ii) by the Company and/or its Affiliates without Cause, or (iii) by the Grantee for Good Reason.
3.
Vesting; Forfeiture.
(a)
Subject to the Grantee’s continued employment or service through the applicable vesting date and except as otherwise provided in this Section 3, the Award shall vest at the time(s) set forth on the signature page hereto. The Administrator has authority to determine whether and to what degree the Award shall be deemed vested.
(b)
Notwithstanding Section 3(a) herein, with respect to Employees and Consultants, in the event that the Grantee’s employment or service with the Company is terminated due to a Qualifying Termination, then a pro-rata portion of the unvested Shares subject to the Award as of each applicable vesting date, determined as of the date of the Qualifying Termination in accordance with the provisions of this Section 3(b), shall be deemed vested. The pro-rata portion of the unvested Shares subject to the Award that shall be deemed vested as of each applicable vesting date shall be determined by multiplying the total number of the unvested Shares subject to vesting on the applicable vesting date, by a fraction, the numerator of which is the number of calendar days from the Date of Grant through the date of the Qualifying Termination, and the denominator of which is the total number of calendar days in the period commencing on the Date of Grant and ending on the applicable vesting date. The remaining unvested Shares subject to the Award shall be forfeited as of the date of the Qualifying Termination.
(c)
Notwithstanding Section 3(a) herein, with respect to Directors, in the event that the Grantee’s employment or service with the Company is terminated due to death or Disability, then the Award shall, to the extent not then vested or previously forfeited or cancelled, become fully vested effective as of the Grantee’s Termination Date.
(d)
Notwithstanding Section 3(a) herein, in the event of a Change of Control, then the Award shall, to the extent not then vested or previously forfeited or cancelled, become vested as follows:
(i)
To the extent that the successor or surviving company in the Change of Control event does not assume or substitute for the Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as Awards outstanding under the Plan immediately prior to the Change of Control event, the Award shall become fully vested as of the date of the Change of Control.
(ii)
Further, in the event that the Award is substituted, assumed, or continued as provided in Section 3(d)(i) herein, the Award will nonetheless become vested if the Grantee’s employment or service is terminated by the Company and its Affiliates without Cause or by the Grantee with Good Reason within six months before (in which case vesting shall not occur until the effective date of the Change of Control) or one year after the effective date of a Change of Control (in which case vesting shall occur as of the Grantee’s Termination Date).
(iii)
Notwithstanding any other provision of this Agreement or the Plan to the contrary, in the event that the Grantee has entered into or is a participant in a change in control, employment, consulting, or similar plan or agreement with or established by the Company or an Affiliate, the Grantee shall be entitled to the greater of the benefits provided upon a Change of Control of the Company under the Plan or the benefits provided upon a change of control of the Company under the other respective plan or agreement, and such other respective plan or agreement shall not be construed to reduce in any way the benefits otherwise provided to the Grantee upon the occurrence of a Change of Control as defined in the Plan.
(e)
If the Grantee’s employment or service with the Company is terminated for any reason other than a Change of Control, a Qualifying Termination with respect to Employees and Consultants, or death or disability with respect to Directors as provided herein (including but not limited to a termination for Cause), the unvested portion of the Award shall immediately terminate and the Grantee shall have no rights with respect to the Award or the Shares underlying the unvested portion of the Award.
4.
Rights as a Stockholder; Settlement of Award.
(a)
The Grantee shall not have any rights to dividends, voting rights, or other rights of a stockholder with respect to Shares subject to an Award unless and until certificates for such shares have been issued to him or her (or other written evidence of ownership in accordance with Applicable Law has been provided). A certificate or certificates for Shares subject to the Award (or other written evidence of ownership) shall be issued in the name of the Grantee as soon as practicable after the Award has been granted. Notwithstanding the foregoing, the Administrator may (i) require that the Grantee deliver certificates (or other written evidence of ownership) for the Shares to the Administrator or its designee to be held in escrow until the Award vests and is no longer subject to a substantial risk of forfeiture (in which case the Shares will be promptly released to the Grantee) or is forfeited (in which case the Shares will be returned to the Company without the payment of consideration therefor); and/or (ii) require that the Grantee deliver to the Company a stock power or similar instrument, endorsed in blank, related to the Shares subject to the Award which are subject to forfeiture. Except as otherwise provided in this Agreement, the Grantee shall have all voting, dividend, and other rights of a stockholder with respect to the Shares following issuance of the certificate or certificates (or other written evidence of ownership) for the Shares; provided, however, that if any dividends are declared and paid by the Company with respect to such Shares, such dividends shall be subject to the same vesting schedule, forfeiture terms, and other restrictions as are applicable to the Shares upon which such dividends are paid.
(b)
Notwithstanding any other provision of this Agreement to the contrary, no Shares shall be distributable upon vesting of the Award prior to the completion of any registration or qualification of the Award or the Shares under any Applicable Law (including, but not limited to, the requirements of the Securities Act) that the Administrator shall in its sole discretion determine to be necessary or advisable.
(c)
The Company shall not be liable to the Grantee for damages relating to any delays in issuing the certificates to him or her (subject to any Code Section 409A requirements), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves. Notwithstanding the foregoing, the issuance of Shares may, in the Company’s discretion, be effected on a non-certificated basis, to the extent permitted under the Plan.
(d)
The Award, if vested in accordance with the terms of this Agreement, shall be payable in whole shares. The total number of Shares that may be acquired upon vesting of the Award (or portion thereof) shall be rounded down to the nearest whole share.
5.
No Right to Continued Employment or Service; No Right to Further Awards.

Neither this Agreement nor any other action related to this Agreement shall confer upon the Grantee any right to continue in the employ or service of the Company or an Affiliate or interfere in any way with the right of the Company or an Affiliate to terminate the Grantee’s employment or service at any time. Except as otherwise provided in this Agreement, or as may be determined by the Administrator, all rights of the Grantee with respect to the unvested portion of the Award shall terminate on the Grantee’s Termination Date. The grant of the Award does not create any obligation to grant further awards.

6.
Legend on Certificates.

The Shares acquired upon vesting of the Award shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any other Applicable Law, and the Administrator may cause a restrictive legend or legends to be put on any certificates for such Shares to make appropriate reference to such restrictions.

7.
Transferability.

The Award may not be assigned, alienated, pledged, attached, sold, or otherwise transferred or encumbered by the Grantee other than transfers for no consideration by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer, or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer, or encumbrance. No such permitted transfer of the Award to heirs or legatees of the Grantee shall be effective to bind the Company unless the Administrator shall have been furnished with written notice thereof and a copy of such evidence as the Administrator may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

8.
Withholding; Tax Consequences.
(a)
Prior to the delivery of a certificate or certificates for the Shares subject to the Award (or other written evidence of ownership), the Grantee may be required to pay to the Company or any Affiliate in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company or an Affiliate to such authority for the account of the Grantee. Notwithstanding the foregoing, the Company shall have the right and is hereby authorized to withhold (including from payroll or any other amounts payable to the Grantee), any applicable withholding taxes in respect of the Award, its vesting, or any payment or transfer under or with respect to the Award and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes. Without limiting the generality of the foregoing, to the extent permitted by the Administrator, the Grantee may satisfy, in whole or in part, the foregoing withholding liability by delivery of shares of Common Stock held by the Grantee (which are fully vested and not subject to any pledge or other security interest) or by having the Company withhold from the number of Shares otherwise deliverable to the Grantee hereunder Shares with a Fair Market Value as of the date that the amount of tax to be withheld is determined no greater than the aggregate amount of such withholding obligations based on the maximum statutory withholding rate in the Grantee’s applicable jurisdiction for federal, state, local, and foreign income and payroll tax purposes. The Grantee further agrees to make adequate provision for any sums required to satisfy all applicable federal, state, local, and foreign tax withholding obligations of the Company which may arise in connection with the Award.
(b)
The Grantee acknowledges that the Company has made no warranties or representations to the Grantee with respect to the tax consequences (including but not limited to income tax consequences) with respect to the transactions contemplated by this Agreement, and the Grantee is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Award and/or the acquisition or disposition of the Shares subject to the Award and that he or she has been advised that he or she should consult with his or her own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Grantee also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Grantee.
9.
Compliance with Applicable Law.

Upon the acquisition of any Shares pursuant to the vesting of the Award, the Grantee will make or enter into such written representations, warranties, and agreements as the Administrator may reasonably request in order to comply with Applicable Law or with this Agreement. Notwithstanding any other provision in this Agreement to the contrary, the Company shall not be obligated to issue, deliver, or transfer Shares, make any other distribution of benefits, or take any other action, unless such delivery, distribution, or action is in compliance with Applicable Law (including but not limited to the requirements of the Securities Act).

10.
Notices.

Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Grantee at the address appearing in the personnel or business records of the Company for the Grantee or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.
Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws, and in accordance with applicable federal laws of the United States. Any and all disputes between the Grantee or any person claiming through him or her and the Company or any Affiliate relating to this Agreement shall be brought only in the state courts of Greenville, South Carolina, or the United States District Court for the District of South Carolina, Greenville division, as appropriate.

12.
Award Subject to Plan Terms.

By entering into this Agreement, the Grantee agrees and acknowledges that the Grantee has received and read a copy of the Plan and prospectus relating to the Shares subject to the Award. The Grantee acknowledges and agrees that the Award is granted as a stand-alone award and not under the Plan but is subject to the terms and conditions of the Plan (unless otherwise determined by the Administrator). The terms and provisions of the Plan, as they may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any express term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of this Agreement will govern and prevail, unless the Administrator determines otherwise.

13.
Signature in Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.
Amendment; Waiver; Superseding Effect.

This Agreement may be modified or amended as provided in the Plan. The waiver by the Company of a breach of any provision of this Agreement by the Grantee shall not operate or be construed as a waiver of any subsequent breach by the Grantee. This Agreement supersedes any statements, representations, or agreements of the Company with respect to the grant of the Award or any related rights (including but not limited to any statements, representations, or agreements under the terms of any offer letter agreement, term sheet, or similar instruments), and the Grantee hereby waives any rights or claims related to any such statements, representations, or agreements.

15.
Recoupment and Forfeiture.

As a condition to receiving the Award, the Grantee agrees that he or she shall abide by (a) the Company’s Dodd-Frank Act Compensation Recoupment (Clawback) Policy, (b) the Company’s Supplemental Compensation Recoupment (Clawback) Policy, (c) the Company’s Stock Ownership and Retention Policy (including but not limited to such policy’s stock retention requirements), and/or (d) other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the Grantee. Further, the Grantee shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply under Applicable Law.

16.
Administration.

The authority to construe and interpret this Agreement and to administer all aspects of this Agreement shall be vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan, including but not limited to the sole authority to determine whether and to what degree the Award is earned and vested. Any interpretation of this Agreement by the Administrator and any decision made by it with respect to this Agreement is final and binding.

17.
Severability.

The provisions of this Agreement are severable and if any one or more provisions shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

18.
Right of Offset.

Notwithstanding any other provision of this Agreement, the Company may at any time (subject to any Code Section 409A considerations) reduce the amount of any payment or benefit otherwise payable to or on behalf of the Grantee by the amount of any obligation of the Grantee to the Company or an Affiliate that is or becomes due and payable, and, by entering into this Agreement, the Grantee shall be deemed to have consented to such reduction.

19.
Electronic Delivery and Acceptance.

The Company may, in its sole discretion, elect to deliver this Agreement, the Plan, the prospectus relating to the Shares subject to the Award, Company annual reports, stockholder communications, and any other documents related to this Agreement by electronic means. By entering into this Agreement, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate as a party to this Agreement through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Grantee’s online or electronic acceptance of this Agreement constitutes the Grantee’s agreement to this Agreement’s terms and the Grantee’s acknowledgement that he or she has received the documents described above.

[Signature Page to Follow]

SIGNATURE PAGE TO RESTRICTED STOCK AWARD AGREEMENT (INDUCEMENT GRANT)

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the Date of Grant specified below.

Date of Grant: [_______]

Shares Subject to Award: [____________]

Vesting Date(s): [____________]

Grantee:

Printed Name: [____________]

Regional Management Corp.

By: [insert electronic signature]

Name: [____________]

Its: [____________]